 Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Paul T. Luther	Rob Morrison
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Rob.Morrison@howmet.com

Howmet Aerospace Reports Fourth Quarter and Full Year 2024 Results

FY 2024: Revenue Up 12% Year Over Year; Record Revenue, Profit and Cash Generation

FY 2024: Approx. $975 Million Deployed for Common Stock Repurchases, Debt Reduction, and Dividends

Q1 2025: Increased Common Stock Dividend 25% from Fourth Quarter 2024

FY 2025: Raising Revenue Growth Guidance to ~8% YoY; Expect Improved Profit and Cash Generation

Fourth Quarter 2024 GAAP Financial Results

•	Revenue of $1.9 billion, up 9% year over year, driven by Commercial Aerospace, up 13%
•	Net Income of $314 million versus $236 million in the fourth quarter 2023; Earnings Per Share of $0.77 versus $0.57 in the fourth quarter 2023
•	Operating Income Margin of 23.5%
•	Generated $480 million of cash from operations; $284 million of cash used for financing activities; and $107 million of cash used for investing activities

Full Year 2024 GAAP Financial Results

•	Revenue of $7.4 billion, up 12% year over year, driven by Commercial Aerospace, up 20%
•	Net Income of $1.2 billion versus $765 million in the full year 2023; Earnings per Share of $2.81 versus $1.83 in the full year 2023
•	Operating Income Margin of 22.0%
•	$1.3 billion cash from operations; $1.0 billion of cash used for financing activities; and $316 million of cash used for investing activities; Free Cash Flow[1] 85% of Net Income

Fourth Quarter 2024 Adjusted Financial Results

•	Adj. EBITDA excluding special items of $507 million, up 27% year over year
•	Adj. EBITDA Margin excluding special items of 26.8%
•	Adj. Operating Income Margin excluding special items of 23.0%
•	Adj. Earnings Per Share excluding special items of $0.74, up 40% year over year
•	$378 million of Free Cash Flow

Full Year 2024 Adjusted Financial Results

•	Adj. EBITDA excluding special items of $1.9 billion, up 27% year over year
•	Adj. EBITDA Margin excluding special items of 25.8%
•	Adj. Operating Income Margin excluding special items of 22.0%
•	Adj. Earnings Per Share excluding special items of $2.69, up 46% year over year
•	$977 million of Free Cash Flow; 88% conversion of Net Income excluding special items

1 Free Cash Flow = Cash provided from operations less Capital expenditures

2025 Guidance

	Q1 2025 Guidance			FY 2025 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.925B	$1.935B	$1.945B	$7.930B	$8.030B	$8.130B
Adj. EBITDA*2	$515M	$520M	$525M	$2.105B	$2.130B	$2.155B
Adj. EBITDA Margin*2	26.8%	26.9%	27.0%	26.5%	26.5%	26.5%
Adj. Earnings per Share*2	$0.75	$0.76	$0.77	$3.13	$3.17	$3.21
Free Cash Flow[2]				$1.025B	$1.075B	$1.125B

Key Announcements

•	In the fourth quarter 2024, the Company repurchased $190 million of common stock at an average price of $109.75 per share, retiring approximately 1.7 million shares.
•	In January 2025, the Company repurchased an additional $50 million of common stock. As of January 31, 2025, total share repurchase authorization available was approximately $2.15 billion.
~~•~~	In the fourth quarter 2024, the Company paid down $60 million of its US dollar-denominated Term Loan, resulting in annualized interest expense savings of approximately $3 million.
•	On November 25, 2024, the Company paid a quarterly dividend of $0.08 per share on its common stock.
•	The Company increased the quarterly dividend of its common stock by 25% to $0.10 per share in the first quarter 2025.

PITTSBURGH, PA, February 13, 2025 – Howmet Aerospace (NYSE: HWM) today reported fourth quarter and full year 2024 results. The Company reported fourth quarter 2024 revenues of $1.9 billion, up 9% year over year, primarily driven by growth in the commercial aerospace market of 13%.

Howmet Aerospace reported Net Income of $314 million, or $0.77 per share, in the fourth quarter 2024 versus $236 million, or $0.57 per share, in the fourth quarter 2023, and included approximately $11 million in net benefit from special items. Net Income excluding special items was $303 million, or $0.74 per share, in the fourth quarter 2024, versus $218 million, or $0.53 per share, in the fourth quarter 2023.

Fourth quarter 2024 Operating Income was $445 million, up 37% year over year. Fourth quarter Adjusted Operating Income excluding special items was $434 million, up 32% year over year. Operating Income Margin was up approximately 470 basis points year over year at 23.5% in the fourth quarter 2024. Fourth quarter Adjusted Operating Income Margin excluding special items was 23.0%, up approximately 390 basis points year over year.

Fourth quarter 2024 Adjusted EBITDA excluding special items was $507 million, up 27% year over year. The year-over-year increase was driven by growth in the commercial aerospace and defense aerospace markets. Adjusted EBITDA Margin excluding special items was up approximately 380 basis points year over year at 26.8%.

* Excluding special items

2 Reconciliations of the forward-looking non-GAAP measures to the most directly comparable GAAP measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures – for further detail, see “2025 Guidance” below.

Howmet Aerospace reported full year 2024 revenues of $7.4 billion, up 12% year over year, primarily driven by growth in the commercial aerospace market of 20%.

The Company reported Net Income of $1.2 billion, or $2.81 per share, in the full year 2024 versus $765 million, or $1.83 per share, in the full year 2023, and included approximately $48 million in net benefit from special items. Net Income excluding special items was $1.1 billion, or $2.69 per share, in the full year 2024, versus $766 million, or $1.84 per share, in the full year 2023.

Full year 2024 Operating Income was $1.6 billion, up 36% year over year. Full year Adjusted Operating Income excluding special items was $1.6 billion, up 32% year over year. Operating Income Margin was up approximately 390 basis points year over year at 22.0% in the full year 2024. Full year Adjusted Operating Income Margin excluding special items was 22.0%, up approximately 340 basis points year over year.

Full year 2024 Adjusted EBITDA excluding special items was $1.9 billion, up 27% year over year. The year-over-year increase was driven by growth in the commercial aerospace and defense aerospace markets. Adjusted EBITDA Margin excluding special items was up approximately 310 basis points year over year at 25.8%.

Howmet Aerospace Executive Chairman and Chief Executive Officer John Plant said, “Howmet drove a healthy set of results to close out the year, exceeding the high end of guidance. Revenue in the fourth quarter 2024 grew 9% year over year to a record $1.9 billion, with commercial aerospace growth of 13% supported by engine spares volumes. Adjusted EBITDA* grew 27% to $507 million and Adjusted EBITDA Margin* increased approximately 380 basis points to 26.8%, also records. Adjusted Earnings per Share* grew 40% to a record $0.74.”

Mr. Plant continued, “Robust cash generation continues to support Howmet’s strong balance sheet as well as an attractive shareholder return profile. In full year 2024, the Company generated $977 million of Free Cash Flow for an 88% conversion of Net Income*, and deployed approximately $975 million of cash in the form of common stock repurchases, debt reduction, and dividends. On January 27, the Board of Directors approved a 25% increase in the common stock dividend to $0.10 per share.”

“The outlook for commercial aerospace remains solid with rising OEM production rates supported by strong demand as well as continued healthy growth in engine spares demand. We expect continued growth in the defense aerospace and industrial end markets, with the commercial transportation market anticipated to be soft until the second half of 2025. The mid-point of our 2025 revenue growth guidance is increased to approximately 8% year over year compared to the 7.5% outlook provided at third quarter 2024 earnings, and this extra growth is on top of a strong finish to 2024. We continue to employ a cautious view on underlying build rates in our guidance, assuming The Boeing Company produces approximately 25 737-MAX aircraft per month and 6 787 aircraft per month on average across 2025 and Airbus averages mid-50s per month on the A320 and approximately 6 per month on the A350. Free Cash Flow in 2025 is expected to exceed $1 billion with approximately 85% conversion of Net Income*, while investing in additional capital expenditures for growth.”

* Excluding special items

Fourth Quarter and Full Year 2024 Segment Performance

Engine Products	Q4 2023	FY 2023	Q3 2024	Q4 2024	FY 2024
(in U.S. dollar amounts)
Third-party sales	$ 852	$3,266	$ 945	$ 972	$3,735
Inter-segment sales	$ 1	$ 13	$ 3	$ 1	$7
Provision for depreciation and amortization	$ 33	$ 130	$ 34	$ 39	$139
Segment Adjusted EBITDA	$ 233	$ 887	$ 307	$ 302	$1,150
Segment Adjusted EBITDA Margin	27.3%	27.2%	32.5%	31.1%	30.8%
Restructuring and other (credits) charges	$ (1)	$ (2)	$ 1	$ 1	$1
Capital expenditures	$ 28	$ 112	$ 55	$ 76	$219

Engine Products reported fourth quarter 2024 revenue of $972 million, an increase of 14% year over year, due to growth in the commercial aerospace, defense aerospace, oil & gas, and industrial gas turbine markets. Segment Adjusted EBITDA was $302 million, up 30% year over year, driven by growth in the commercial aerospace, defense aerospace, oil & gas, and industrial gas turbine markets. The segment absorbed approximately 220 net headcount in the quarter and approximately 1,205 in full year 2024 in support of expected revenue increases. Segment Adjusted EBITDA margin increased approximately 380 basis points year over year to 31.1%.

Engine Products reported full year 2024 revenue of $3.7 billion, up 14% year over year, due to growth in the commercial aerospace, defense aerospace, oil and gas, and industrial gas turbine markets. Segment Adjusted EBITDA was a record $1.2 billion, up 30% year over year, driven primarily by growth in the commercial aerospace, defense aerospace, oil and gas, and industrial gas turbine markets. Segment Adjusted EBITDA margin increased approximately 360 basis points year over year to 30.8%.

Fastening Systems	Q4 2023	FY 2023	Q3 2024	Q4 2024	FY 2024
(in U.S. dollar amounts)
Third-party sales	$ 360	$1,349	$ 392	$ 401	$1,576
Inter-segment sales	$ —	$ —	$ —	$ 1	$1
Provision for depreciation and amortization	$ 11	$ 46	$ 12	$ 11	$47
Segment Adjusted EBITDA	$ 80	$ 278	$ 102	$ 111	$406
Segment Adjusted EBITDA Margin	22.2%	20.6%	26.0%	27.7%	25.8%
Restructuring and other charges	$ —	$ 1	$ 1	$ 2	$5
Capital expenditures	$ 8	$ 31	$ 5	$ 9	$26

Fastening Systems reported fourth quarter 2024 revenue of $401 million, an increase of 11% year over year due to growth in the commercial aerospace market, including wide body aircraft recovery. Segment Adjusted EBITDA was $111 million, up 39% year over year, driven by growth in the commercial aerospace market as well as productivity gains. Segment Adjusted EBITDA margin increased approximately 550 basis points year over year to 27.7%.

Fastening Systems reported full year 2024 revenue of $1.6 billion, up 17% year over year, due to growth in the commercial aerospace market, including wide body recovery. Segment Adjusted EBITDA was $406 million, up 46% year over year, driven primarily by growth in the commercial aerospace market as well as productivity gains. Segment Adjusted EBITDA margin increased approximately 520 basis points year over year to 25.8%.

Engineered Structures	Q4 2023	FY 2023	Q3 2024	Q4 2024	FY 2024
(in U.S. dollar amounts)
Third-party sales	$ 244	$878	$ 253	$ 275	$1,065
Inter-segment sales	$ 2	$ 3	$ 3	$ 3	$10
Provision for depreciation and amortization	$ 11	$ 47	$ 10	$ 10	$42
Segment Adjusted EBITDA	$ 33	$ 113	$ 38	$ 51	$166
Segment Adjusted EBITDA Margin	13.5%	12.9%	15.0%	18.5%	15.6%
Restructuring and other charges (credits)	$ 14	$ 21	$ 1	$ (3)	$12
Capital expenditures	$ 5	$ 26	$ 5	$ 4	$20

Engineered Structures reported fourth quarter 2024 revenue of $275 million, an increase of 13% year over year due to growth in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA was $51 million, up 55% year over year, driven by growth in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA margin increased approximately 500 basis points year over year to 18.5%.

Engineered Structures reported full year 2024 revenue of $1.1 billion, up 21% year over year, due to growth in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA was $166 million, up 47% year over year, driven primarily by growth in the commercial aerospace and defense aerospace markets. Segment Adjusted EBITDA margin increased approximately 270 basis points year over year to 15.6%.

Forged Wheels	Q4 2023	FY 2023	Q3 2024	Q4 2024	FY 2024
(in U.S. dollar amounts)
Third-party sales	$ 275	$1,147	$ 245	$ 243	$1,054
Provision for depreciation and amortization	$ 10	$ 39	$ 10	$ 12	$42
Segment Adjusted EBITDA	$ 72	$ 309	$ 64	$ 66	$287
Segment Adjusted EBITDA Margin	26.2%	26.9%	26.1%	27.2%	27.2%
Restructuring and other charges	$ —	$ —	$ 1	$ —	$1
Capital expenditures	$ 11	$ 36	$ 14	$ 10	$45

Forged Wheels reported fourth quarter 2024 revenue of $243 million, a decrease of 12% year over year due to lower volumes in the commercial transportation market. Segment Adjusted EBITDA was $66 million, a decrease of approximately 8% year over year, driven by lower volumes in the commercial transportation market. Segment Adjusted EBITDA margin increased approximately 100 basis points year over year to 27.2%.

Forged Wheels reported full year 2024 revenue of $1.1 billion, down 8% year over year, due to lower volumes in the commercial transportation market as well as a decrease in aluminum and other inflationary cost pass through. Segment Adjusted EBITDA was $287 million, down 7% year over year, driven primarily by lower volumes in the commercial transportation market. Segment Adjusted EBITDA margin increased approximately 30 basis points year over year to 27.2%.

Key Announcements

Repurchased $190 Million of Common Stock in Fourth Quarter 2024, $500 Million in Full Year 2024; $50 Million in January 2025

In the fourth quarter 2024, Howmet Aerospace repurchased $190 million of common stock at an average price of $109.75 per share, retiring approximately 1.7 million shares.

In the full year 2024, the Company repurchased $500 million of common stock at an average price of $86.65 per share, retiring approximately 5.8 million shares.

In January 2025, the Company repurchased an additional $50 million of common stock at an average price of $116.39 per share, retiring approximately 0.4 million shares.

As of January 31, 2025, total share repurchase authorization available was approximately $2.15 billion.

Paid Down $60 Million of US Dollar-Denominated Term Loan; Reduced Debt $365 Million in Full Year 2024

In the fourth quarter 2024, the Company paid down $60 million of its US dollar-denominated Term Loan, resulting in annualized interest expense savings of approximately $3 million. The Company has $140 million remaining outstanding on the USD Term Loan due November 2026.

In the full year 2024, the Company reduced gross debt by $365 million, resulting in annualized interest expense savings of approximately $37 million.

Quarterly Common Stock Dividend of $0.08 Per Share in Fourth Quarter 2024; $0.10 Per Share in First Quarter 2025

On November 25, 2024, the Company paid a quarterly dividend of $0.08 per share on its common stock to holders of record at the close of business November 8, 2024.

On January 27, 2025, the Board of Directors declared a dividend of $0.10 per share on the Company’s common stock to be paid on February 25, 2025 to holders of record as of the close of business on February 7, 2025. The quarterly dividend represents a 25% increase from the prior dividend of $0.08 per share.

2025 Guidance

	Q1 2025 Guidance			FY 2025 Guidance
	Low	Baseline	High	Low	Baseline	High
Revenue	$1.925B	$1.935B	$1.945B	$7.930B	$8.030B	$8.130B
Adj. EBITDA*1	$515M	$520M	$525M	$2.105B	$2.130B	$2.155B
Adj. EBITDA Margin*1	26.8%	26.9%	27.0%	26.5%	26.5%	26.5%
Adj. Earnings per Share*1	$0.75	$0.76	$0.77	$3.13	$3.17	$3.21
Free Cash Flow[1]				$1.025B	$1.075B	$1.125B

* Excluding Special Items

1 Reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures, as well as the directly comparable GAAP measures, are not available without unreasonable efforts due to the variability and complexity of the charges and other components excluded from the non-GAAP measures, such as gains or losses on sales of assets, taxes, and any future restructuring or impairment charges. In addition, there is inherent variability already included in the GAAP measures, including, but not limited to, price/mix and volume. Howmet Aerospace believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Howmet Aerospace will hold its quarterly conference call at 10:00 AM Eastern Time on Thursday, February 13, 2025. The call will be webcast via www.howmet.com. The press release and presentation materials will be available at approximately 7:00 AM ET on February 13, via the “Investors” section of the Howmet Aerospace website.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and airframe structural components necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged aluminum wheels for commercial transportation. With approximately 1,170 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft and commercial trucks to operate with a lower carbon footprint. For more information, visit www.howmet.com.

Dissemination of Company Information
Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

Forward-Looking Statements

This release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those containing such words as "anticipates", "believes", "could", “envisions”, "estimates", "expects", "forecasts", "goal", "guidance", "intends", "may", "outlook", "plans", "projects", "seeks", "sees", "should", "targets", "will", "would", or other words of similar meaning. All statements that reflect Howmet Aerospace’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements, forecasts and outlook relating to the condition of end markets; future financial results or operating performance; future strategic actions; Howmet Aerospace's strategies, outlook, and business and financial prospects; and any future dividends, debt issuances, debt reduction and repurchases of its common stock. These statements reflect beliefs and assumptions that are based on Howmet Aerospace’s perception of historical trends, current conditions and expected future developments, as well as other factors Howmet Aerospace believes are appropriate in the circumstances. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause actual results to differ materially from those indicated by these statements. Such risks and uncertainties include, but are not limited to: (a) deterioration in global economic and financial market conditions generally; (b) unfavorable changes in the markets served by Howmet Aerospace; (c) the impact of potential cyber attacks and information technology or data security breaches; (d) the loss of significant customers or adverse changes in customers’ business or financial conditions; (e) manufacturing difficulties or other issues that impact product performance, quality or safety; (f) inability of suppliers to meet obligations due to supply chain disruptions or otherwise; (g) failure to attract and retain a qualified workforce and key personnel, labor disputes or other employee relations issues; (h) the inability to achieve revenue growth, cash generation, restructuring plans, cost reductions, improvement in profitability, or strengthening of competitiveness and operations anticipated or targeted; (I) inability to meet increased demand, production targets or commitments; (j) competition from new product offerings, disruptive technologies or other developments; (k) geopolitical, economic, and regulatory risks relating to Howmet Aerospace’s global operations, including geopolitical and diplomatic tensions, instabilities, conflicts and wars, as well as compliance with U.S. and foreign trade and tax laws, sanctions, embargoes and other regulations; (l) the outcome of contingencies, including legal proceedings, government or regulatory investigations, and environmental remediation, which can expose Howmet Aerospace to substantial costs and liabilities; (m) failure to comply with government contracting regulations; (n) adverse changes in discount rates or investment returns on pension assets; and (o) the other risk factors summarized in Howmet Aerospace’s Form 10-K for the year ended December 31, 2023 and other reports filed with the U.S. Securities and Exchange Commission. Market projections are subject to the risks discussed above and other risks in the market. Under its share repurchase program, the Company may repurchase shares from time to time, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements and other considerations. The Company is not obligated to repurchase any specific number of shares or to do so at any particular time. The declaration of any future dividends is subject to the discretion and approval of the Board of Directors after the Board’s consideration of all factors it deems relevant and subject to applicable law. The Company may modify, suspend, or cancel its share repurchase program or its dividend policy in any manner and at any time that it may deem necessary or appropriate. Credit ratings are not a recommendation to buy or hold any Howmet Aerospace securities, and they may be revised or revoked at any time at the sole discretion of the credit rating organizations. The statements in this release are made as of the date of this release, even if subsequently made available by Howmet Aerospace on its website or otherwise. Howmet Aerospace disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Non-GAAP Financial Measures

Some of the information included in this release is derived from Howmet Aerospace’s consolidated financial information but is not presented in Howmet Aerospace’s financial statements prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Certain of these data are considered “non-GAAP financial measures” under SEC rules. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measure. Reconciliations to the most directly comparable GAAP financial measures and management’s rationale for the use of the non-GAAP financial measures can be found in the schedules to this release.

Other Information

In this press release, the acronym “FY” means “full year”; “Q” means “quarter”; “YoY” means year over year; “Adj.” means adjusted; and references to performance by Howmet Aerospace or its segments as “record” mean its best result since April 1, 2020 when Howmet Aerospace Inc. (previously named Arconic Inc.) separated from Arconic Corporation.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

	Quarter ended
	December 31, 2024	September 30, 2024	December 31, 2023
Sales	$1,891	$1,835	$1,731

Cost of goods sold (exclusive of expenses below)	1,289	1,253	1,230
Selling, general administrative, and other expenses	77	85	83
Research and development expenses	7	9	9
Provision for depreciation and amortization	73	68	68
Restructuring and other (credits) charges	—	(1)	15
Operating income	445	421	326

Loss on debt redemption	—	6	1
Interest expense, net	40	44	52
Other expense, net	13	17	3

Income before income taxes	392	354	270
Provision for income taxes	78	22	34
Net income	$314	$332	$236

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1):
Net income per share	$0.77	$0.81	$0.57
Average number of shares(2)(3)	406	408	411

Earnings per share - diluted(1):
Net income per share	$0.77	$0.81	$0.57
Average number of shares(2)(3)	408	410	414

Common stock outstanding at the end of the period	405	407	410
(1)	In order to calculate both basic and diluted earnings per share, preferred stock dividends declared of less than $1 for the quarters presented need to be subtracted from Net income.
(2)	For the quarters presented, the difference between the diluted average number of shares and the basic average number of shares relates to share equivalents associated with outstanding restricted stock unit awards and employee stock options.
(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not fully realized in earnings per share ("EPS") in the period of repurchase since share repurchases may occur at varying points during a period.

Howmet Aerospace Inc. and subsidiaries

Statement of Consolidated Operations (unaudited)

(in U.S. dollar millions, except per-share and share amounts)

For the year ended December 31,	2024	2023
Sales	$7,430	$6,640
Cost of goods sold (exclusive of expenses below)	5,119	4,773
Selling, general administrative, and other expenses	347	333
Research and development expenses	33	36
Provision for depreciation and amortization	277	272
Restructuring and other charges	21	23
Operating income	1,633	1,203
Loss on debt redemption	6	2
Interest expense, net	182	218
Other expense, net	62	8
Income before income taxes	1,383	975
Provision for income taxes	228	210
Net income	$1,155	$765

Amounts Attributable to Howmet Aerospace Common Shareholders:
Earnings per share - basic(1)(2):
Net income per share	$2.83	$1.85
Average number of shares(3)	408	412
Earnings per share - diluted1)(2):
Net income per share	$2.81	$1.83
Average number of shares(3)	410	416

(1)	In order to calculate both basic and diluted EPS, preferred stock dividends declared of $2 for the years presented need to be subtracted from Net income.
(2)	For the years presented, the difference between the diluted average number of shares and the basic average number of shares related to share equivalents associated with outstanding awards and employee stock options.
(3)	As average shares outstanding are used in the calculation of both basic and diluted earnings per share, the full impact of share repurchases is not realized in EPS in the year of repurchase for the years presented.

Howmet Aerospace Inc. and subsidiaries

Consolidated Balance Sheet (unaudited)

(in U.S. dollar millions)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$564	$610
Receivables from customers, less allowances of $— in both 2024 and 2023	689	675
Other receivables	20	17
Inventories	1,840	1,765
Prepaid expenses and other current assets	249	249
Total current assets	3,362	3,316
Properties, plants, and equipment, net	2,386	2,328
Goodwill	4,010	4,035
Deferred income taxes	35	46
Intangibles, net	475	505
Other noncurrent assets	251	198
Total assets	$10,519	$10,428

Liabilities
Current liabilities:
Accounts payable, trade	$948	$982
Accrued compensation and retirement costs	305	263
Taxes, including income taxes	60	68
Accrued interest payable	59	65
Other current liabilities	171	200
Short-term debt	6	206
Total current liabilities	1,549	1,784
Long-term debt, less amount due within one year	3,309	3,500
Accrued pension benefits	625	664
Accrued other postretirement benefits	54	92
Other noncurrent liabilities and deferred credits	428	351
Total liabilities	5,965	6,391

Equity
Howmet Aerospace shareholders’ equity:
Preferred stock	55	55
Common stock	405	410
Additional capital	3,206	3,682
Retained earnings	2,766	1,720
Accumulated other comprehensive loss	(1,878)	(1,830)
Total equity	4,554	4,037
Total liabilities and equity	$10,519	$10,428

Howmet Aerospace and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in U.S. dollar millions)

	Year ended December 31,
	2024	2023
Operating activities
Net income	$1,155	$765
Adjustments to reconcile net income to cash provided from operations:
Depreciation and amortization	277	272
Deferred income taxes	55	108
Restructuring and other charges	21	23
Net realized and unrealized losses	25	22
Net periodic pension cost	40	37
Stock-based compensation	63	50
Loss on debt redemption	6	2
Other	1	3
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Increase in receivables	(57)	(164)
Increase in inventories	(106)	(142)
Increase in prepaid expenses and other current assets	(14)	(24)
Decrease in accounts payable, trade	(49)	(7)
Increase in accrued expenses	5	37
Decrease in taxes, including income taxes	(14)	(7)
Pension contributions	(79)	(36)
Increase in noncurrent assets	(3)	(4)
Decrease in noncurrent liabilities	(28)	(34)
Cash provided from operations	1,298	901
Financing Activities
Additions to debt	500	400
Repurchases and payments on debt	(865)	(876)
Debt issuance costs	(5)	(2)
Premiums paid on early redemption of debt	(5)	(1)
Repurchases of common stock	(500)	(250)
Proceeds from exercise of employee stock options	8	11
Dividends paid to shareholders	(109)	(73)
Taxes paid for net share settlement of equity awards	(49)	(77)
Other	(1)	—
Cash used for financing activities	(1,026)	(868)
Investing Activities
Capital expenditures	(321)	(219)
Acquisitions, net of cash acquired	(5)	—
Proceeds from the sale of assets and businesses	9	2
Proceeds from the sales of securities	—	2
Other	1	—
Cash used for investing activities	(316)	(215)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1)	—
Net change in cash, cash equivalents and restricted cash	(45)	(182)
Cash, cash equivalents and restricted cash at beginning of period	610	792
Cash, cash equivalents and restricted cash at end of period	$565	$610

Howmet Aerospace Inc. and subsidiaries

Segment Information (unaudited)

(in U.S. dollar millions)

	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24	3Q24	4Q24	2024
Engine Products
Third-party sales	$795	$821	$798	$852	$3,266	$885	$933	$945	$972	$3,735
Inter-segment sales	$2	$5	$5	$1	$13	$2	$1	$3	$1	$7
Provision for depreciation and amortization	$32	$32	$33	$33	$130	$33	$33	$34	$39	$139
Segment Adjusted EBITDA	$212	$223	$219	$233	$887	$249	$292	$307	$302	$1,150
Segment Adjusted EBITDA Margin	26.7%	27.2%	27.4%	27.3%	27.2%	28.1%	31.3%	32.5%	31.1%	30.8%
Restructuring and other (credits) charges	$—	$(1)	$—	$(1)	$(2)	$—	$(1)	$1	$1	$1
Capital expenditures	$33	$21	$30	$28	$112	$55	$33	$55	$76	$219

Fastening Systems
Third-party sales	$312	$329	$348	$360	$1,349	$389	$394	$392	$401	$1,576
Inter-segment sales	$—	$—	$—	$—	$—	$—	$—	$—	$1	$1
Provision for depreciation and amortization	$11	$12	$12	$11	$46	$11	$13	$12	$11	$47
Segment Adjusted EBITDA	$58	$64	$76	$80	$278	$92	$101	$102	$111	$406
Segment Adjusted EBITDA Margin	18.6%	19.5%	21.8%	22.2%	20.6%	23.7%	25.6%	26.0%	27.7%	25.8%
Restructuring and other charges	$—	$—	$1	$—	$1	$—	$2	$1	$2	$5
Capital expenditures	$9	$5	$9	$8	$31	$7	$5	$5	$9	$26

Engineered Structures
Third-party sales	$207	$200	$227	$244	$878	$262	$275	$253	$275	$1,065
Inter-segment sales	$—	$1	$—	$2	$3	$1	$3	$3	$3	$10
Provision for depreciation and amortization	$12	$12	$12	$11	$47	$11	$11	$10	$10	$42
Segment Adjusted EBITDA	$30	$20	$30	$33	$113	$37	$40	$38	$51	$166
Segment Adjusted EBITDA Margin	14.5%	10.0%	13.2%	13.5%	12.9%	14.1%	14.5%	15.0%	18.5%	15.6%
Restructuring and other charges (credits)	$1	$5	$1	$14	$21	$—	$14	$1	$(3)	$12
Capital expenditures	$10	$5	$6	$5	$26	$6	$5	$5	$4	$20

Forged Wheels
Third-party sales	$289	$298	$285	$275	$1,147	$288	$278	$245	$243	$1,054
Provision for depreciation and amortization	$9	$10	$10	$10	$39	$10	$10	$10	$12	$42
Segment Adjusted EBITDA	$79	$81	$77	$72	$309	$82	$75	$64	$66	$287
Segment Adjusted EBITDA Margin	27.3%	27.2%	27.0%	26.2%	26.9%	28.5%	27.0%	26.1%	27.2%	27.2%
Restructuring and other charges	$—	$—	$—	$—	$—	$—	$—	$1	$—	$1
Capital expenditures	$9	$7	$9	$11	$36	$12	$9	$14	$10	$45

Differences between the total segment and consolidated totals are in Corporate.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited)

(in U.S. dollar millions)

Reconciliation of Total Segment Adjusted EBITDA to Consolidated Income Before Income Taxes

	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24	3Q24	4Q24	2024
Income before income taxes	$220	$243	$242	$270	$975	$303	$334	$354	$392	$1,383
Loss on debt redemption	1	—	—	1	2	—	—	6	—	6
Interest expense, net	57	55	54	52	218	49	49	44	40	182
Other expense (income), net	7	(13)	11	3	8	17	15	17	13	62
Operating income	$285	$285	$307	$326	$1,203	$369	$398	$421	$445	$1,633
Segment provision for depreciation and amortization	64	66	67	65	262	65	67	66	72	270
Unallocated amounts:
Restructuring and other charges (credits)	1	3	4	15	23	—	22	(1)	—	21
Corporate expense(1)	29	34	24	12	99	26	21	25	13	85
Total Segment Adjusted EBITDA	$379	$388	$402	$418	$1,587	$460	$508	$511	$530	$2,009

Total Segment Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because Total Segment Adjusted EBITDA provides additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Total Segment Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. Howmet’s definition of Total Segment Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation and amortization. Special items, including Restructuring and other charges (credits), are excluded from net margin and Segment Adjusted EBITDA. Differences between the total segment and consolidated totals are in Corporate.

(1) Pre-tax special items included in Corporate expense

	1Q23	2Q23	3Q23	4Q23	2023	1Q24	2Q24	3Q24	4Q24	2024
Plant fire costs (reimbursements), net	$4	$(4)	$1	$(13)	$(12)	$—	$(6)	$—	$(12)	$(18)
Collective bargaining agreement negotiation	—	7	1	—	8	—	—	—	—	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	1	9	1	2	13	1	—	(1)	1	1
Total Pre-tax special items included in Corporate expense	$5	$12	$3	$(11)	$9	$1	$(6)	$(1)	$(11)	$(17)

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Free cash flow	Quarter ended				Year ended
	1Q24	2Q24	3Q24	4Q24	4Q24
Cash provided from operations	$177	$397	$244	$480	$1,298
Capital expenditures	(82)	(55)	(82)	(102)	(321)
Free cash flow (a)	$95	$342	$162	$378	$977
Net income (b)	$243	$266	$332	$314	$1,155
Free cash flow conversion as a percentage of Net income(1) (a)/(b)					85%
Net income excluding Special items(2) (c)	$238	$276	$290	$303	$1,107
Free cash flow conversion as a percentage of Net income excluding Special items(1) (a)/(c)					88%

The Accounts Receivable Securitization program remains unchanged at $250 outstanding.

Free cash flow and Free cash flow conversion as a percentage of Net income excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures (due to the fact that these expenditures are considered necessary to maintain and expand the Company's asset base and are expected to generate future cash flows from operations). It is important to note that Free cash flow does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure.

(1)	We compute free cash flow conversion on an annual basis only due to the cycle of our business.

(2)	Please refer to the Reconciliation of Net income excluding Special items for the reconciliation from Net income to Net income excluding Special items.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions, except per-share and share amounts)

Reconciliation of Net income excluding Special items	Quarter ended			Year ended
	4Q23	3Q24	4Q24	December 31, 2023	December 31, 2024
Net income	$236	$332	$314	$765	$1,155

Diluted earnings per share ("EPS")	$0.57	$0.81	$0.77	$1.83	$2.81

Special items:
Restructuring and other charges (credits)	15	(1)	—	23	21
Loss on debt redemption and related costs	1	6	—	2	6
Plant fire reimbursements, net	(13)	—	(12)	(12)	(18)
Collective bargaining agreement negotiations	—	—	—	8	—
Settlement from legal proceeding(1)	—	—	—	(24)	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	2	(1)	1	13	1
Subtotal: Pre-tax special items(2)	5	4	(11)	10	10
Tax impact of Pre-tax special items(3)	—	(1)	2	—	1
Subtotal	5	3	(9)	10	11

Discrete and other tax special items(4)	(23)	(45)	(2)	(9)	(59)
Total: After-tax special items	(18)	(42)	(11)	1	(48)

Net income excluding Special items	$218	$290	$303	$766	$1,107

Diluted EPS excluding Special items	$0.53	$0.71	$0.74	$1.84	$2.69

Average number of shares - diluted EPS excluding Special items	414	410	408	416	410

Net income excluding Special items and Diluted EPS excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Restructuring and other charges (credits), Discrete tax items, and Other special items (collectively, “Special items”). There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Net income and Diluted EPS determined under GAAP as well as Net income excluding Special items and Diluted EPS excluding Special items.

(1)	Year ended December 31, 2023 related to the reversal in the second quarter of 2023 of $25, net of legal fees of $1, of the $65 pre-tax charge taken in the third quarter of 2022 related to the Lehman Brothers International Europe legal proceeding.

(2)	The Tax impact of Pre-tax special items is based on the applicable statutory rates whereby the difference between such rates and the Company’s consolidated estimated annual effective tax rate is itself a Special item.

(3)	Year ended December 31, 2023 included costs for site closures and inventory disposal, an impact from supply disruptions, and remediation and separation expenses.

(4)	Discrete tax items for the quarter ended December 31, 2024, year ended December 31, 2023, and year ended December 31, 2024 are discussed further in the Reconciliation of the Operational Tax Rate. Discrete tax items for the remaining periods included the following:

•	for the quarter ended December 31, 2023, a benefit to release a valuation allowance related to U.S. foreign tax credits ($14), a net benefit for other small items ($4), a benefit to release a valuation allowance related to U.S. state tax losses and tax credits ($2), and a benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates ($2); and

•	for the quarter ended September 30, 2024, a net benefit related to additional U.S. federal and state research and development ("R&D") credits claimed for prior years upon completion of the Company's R&D study ($44), and an excess tax benefit for stock compensation ($2).

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of	4Q24			YTD 2023			YTD 2024
Operational tax rate	Effective tax rate, as reported	Special items(1)(3)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(2)(3)	Operational tax rate, as adjusted	Effective tax rate, as reported	Special items(2)(3)	Operational tax rate, as adjusted
Income before income taxes	$392	$(11)	$381	$975	$10	$985	$1,383	$10	$1,393
Provision for income taxes	$78	$—	$78	$210	$9	$219	$228	$58	$286
Tax rate	19.9%		20.5%	21.5%		22.2%	16.5%		20.5%

Operational tax rate is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both the Effective tax rate determined under GAAP as well as the Operational tax rate.

(1)	Pre-tax special items for 4Q24 included Plant fire reimbursements, net ($12), partially offset by Costs associated with closures, supply chain disruptions, and other items $1.

(2)	Pre-tax special items for YTD 2023 included Restructuring and other charges $23, Costs associated with closures, supply chain disruptions, and other items $13, costs related to Collective bargaining agreement negotiations $8, and Loss on debt redemption and related costs $2, partially offset by Net settlement from legal proceeding ($24) and Plant fire reimbursements, net ($12). Pre-tax special items for YTD 2024 included Restructuring and other charges $21, Loss on debt redemption $6, Costs associated with closures, supply chain disruptions, and other items $1, partially offset by Plant fire reimbursements, net ($18).

(3)	Tax Special items includes discrete tax items, the tax impact on Special items based on the applicable statutory rates, the difference between such rates and the Company’s consolidated estimated annual effective tax rate and other tax related items. Discrete tax items for each period included the following:

•	for 4Q24, a benefit to release a valuation allowance related to U.S. state tax losses and credits ($6), an excess tax benefit for stock compensation ($1), a charge for prior year audit assessments and tax adjustments $4, and a charge to adjust a valuation allowance related to U.S. foreign tax credits $2; and

•	for YTD 2023, a charge for a tax reserve established in France $20, a benefit to release a valuation allowance related to U.S. foreign tax credits ($14), an excess benefit for stock compensation ($9), a benefit to release a valuation allowance related to U.S. state tax losses and tax credits ($2), a benefit to revalue deferred taxes for changes to apportioned U.S. state tax rates ($2), and a net benefit for other small items ($2); and

•	for YTD 2024, a net benefit related to additional U.S. federal and state research and development ("R&D") credits claimed for prior years upon completion of the Company's R&D study ($44), an excess tax benefit for stock compensation ($10), a benefit to release a valuation allowance related to U.S. state tax losses and credits ($6), a benefit to release a valuation allowance related to U.S foreign tax credits ($4), a net charge for prior year audit assessments and tax adjustments $4, and a charge for other small items $1.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollars millions)

Reconciliation of Adjusted EBITDA and Adjusted	Quarter ended			Year ended
EBITDA margin excluding Special items	4Q23	3Q24	4Q24	4Q23	4Q24
Sales	$1,731	$1,835	$1,891	$6,640	$7,430
Operating income	$326	$421	$445	$1,203	$1,633
Operating income margin	18.8%	22.9%	23.5%	18.1%	22.0%

Net income	$236	$332	$314	$765	$1,155
Add:
Provision for income taxes	$34	$22	$78	$210	$228
Other expense, net	3	17	13	8	62
Loss on debt redemption	1	6	—	2	6
Interest expense, net	52	44	40	218	182
Restructuring and other charges (credits)	15	(1)	—	23	21
Provision for depreciation and amortization	68	68	73	272	277
Adjusted EBITDA	$409	$488	$518	$1,498	$1,931

Add:
Plant fire reimbursements, net	$(13)	$—	$(12)	$(12)	$(18)
Collective bargaining agreement negotiations	—	—	—	8	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	2	(1)	1	14	1
Adjusted EBITDA excluding Special items	$398	$487	$507	$1,508	$1,914

Adjusted EBITDA margin excluding Special items	23.0%	26.5%	26.8%	22.7%	25.8%

Incremental margin	Quarter ended			Year Ended
	December 31, 2023	December 31, 2024	Q4 2024 YoY	December 31, 2023	December 31, 2024	FY 2024 YoY
Third-party sales (a)	$1,731	$1,891	$160	$6,640	$7,430	$790

Operating income (b)	$326	$445	$119	$1,203	$1,633	$430

Adjusted EBITDA excluding Special items (c)	$398	$507	$109	$1,508	$1,914	$406

Incremental operating income margin (b)/(a)			74%			54%

Incremental margin (c)/(a)			68%			51%

Adjusted EBITDA, Adjusted EBITDA excluding Special items, Adjusted EBITDA margin excluding Special items, Third-party sales, and Incremental margin are non-GAAP financial measures. Management believes that these measures are meaningful to investors because they provide additional information with respect to the Company's operating performance and the Company’s ability to meet its financial obligations. The Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies. The Company's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net margin plus an add-back for depreciation and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold, Selling, general administrative, and other expenses, Research and development expenses, and Provision for depreciation and amortization. Special items, including Restructuring and other charges (credits), are excluded from Adjusted EBITDA.

Howmet Aerospace Inc. and subsidiaries

Calculation of Financial Measures (unaudited), continued

(in U.S. dollar millions)

Reconciliation of Adjusted Operating Income Excluding	Quarter ended			Year ended
Special Items and Adjusted Operating Income Margin Excluding Special Items	4Q23	3Q24	4Q24	December 31, 2023	December 31, 2024
Sales	$1,731	$1,835	$1,891	$6,640	$7,430
Operating income	$326	$421	$445	$1,203	$1,633
Operating income margin	18.8%	22.9%	23.5%	18.1%	22.0%

Add:
Restructuring and other charges (credits)	$15	$(1)	$—	$23	$21
Plant fire reimbursements, net	(13)	—	(12)	(12)	(18)
Collective bargaining agreement negotiations	—	—	—	8	—
Costs (benefits) associated with closures, supply chain disruptions, and other items	2	(1)	1	14	1
Adjusted operating income excluding Special items	$330	$419	$434	$1,236	$1,637

Adjusted operating income margin excluding Special items	19.1%	22.8%	23.0%	18.6%	22.0%

Adjusted operating income excluding Special items and Adjusted operating income margin excluding Special items are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews the operating results of the Company excluding the impacts of Special items. There can be no assurances that additional Special items will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both Operating income determined under GAAP as well as Operating income excluding Special items.